UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2016

FTD Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35901	32-0255852
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3113 Woodcreek Drive Downers Grove, Illinois 60515 (Address of Principal Executive Offices) (ZIP Code)

Telephone: (630) 719-7800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Christopher W. Shean, one of the Directors of FTD Companies, Inc. (“FTD” or the “Company”), was appointed interim President and Chief Executive Officer of the Company. Mr. Shean succeeds Robert S. Apatoff, who stepped down from these positions and from the FTD Board of Directors.

In connection with these leadership changes, the Company also created an Office of the Chief Executive Officer (the “Office”), comprised of Becky A. Sheehan, Executive Vice President and Chief Financial Officer, Helen Quinn, Executive Vice President, U.S. Consumer Floral, and Scott D. Levin, Executive Vice President, General Counsel and Secretary, all of whom report directly to Mr. Shean.

On November 10, 2016, the Compensation Committee of the FTD Board of Directors (the “Compensation Committee”) approved certain compensation to be payable to members of the Office in respect of their related additional duties. For service with the Office, Ms. Sheehan and Mr. Levin will each be entitled to receive compensation of up to $240,000 and Ms. Quinn will be entitled to receive compensation of up to $120,000, in each case payable in cash on May 1, 2017, subject to satisfaction of certain performance objectives. The Compensation Committee will determine if the performance objectives have been satisfied. Such compensation will be in addition to compensation due to the members of the Office under their existing compensation arrangements. The performance objectives relate to the provision by the members of the Office of (1) recommendations and support to the interim President and Chief Executive Officer with respect to operational initiatives, strategic planning matters and other specified Company-wide initiatives, (2) leadership and direction to the Company’s executive leadership team with respect to such matters and (3) support to ensure an orderly transition from interim to permanent Chief Executive Officer once a permanent Chief Executive Officer is appointed.

SIGNATUREs

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD COMPANIES, INC.
Dated:	November 16, 2016	By:	/s/ Becky A. Sheehan
		Name:	Becky A. Sheehan
		Title:	Executive Vice President and Chief Financial Officer